Exhibit 10.24

Cepheid 904 Caribbean Drive Sunnyvale, CA 94089-1189 Telephone: 408.541.4191 Fax: 408.541.4192

June 5, 2003

Joseph H. Smith

[Address]

Re:	Offer of Employment by Cepheid

Dear Joe:

I am very pleased to confirm our offer to you of employment with Cepheid (the “Company”). You will report to me in the position of Vice President, General Counsel. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Employment Commencement. We anticipate your employment start date will be June 2, 2003.

2. Starting Salary. Your starting salary will be $250,000.00 per year and will be subject to annual review. As you will work half-time for the month of June, 2003, your first month’s salary will be pro-rated to 50%, or $10,416.67. As of June 30, 2003, you will convert to full-time status at the annual rate of $250,000, or $9,615.38 on a bi-weekly basis.

3. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its associates from time to time.

4. Change of Control. The Company will offer you the change of control benefits detailed in Exhibit A effective with your date of hire, June 2, 2003.

5. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other

Joseph H. Smith

Employment Offer

person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you (including Exhibit A hereto), if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company on June 2, 2003, will not violate any agreement currently in place between yourself and current or past employers. The company understands that there are certain areas of work that will be proscribed due to a prior commitment with Applied Biosystems for a one-year period as well as ethical issues related to the fact that you are still technically an employee of Applied Biosystems. hi that regard the Company will engage an outside attorney to advise you and the Company to ensure compliance with your previous commitments and to avoid conflicts of interest going forward.

6. Options. The Compensation Committee of the Board of Directors of the Company has approved a grant to you of the opportunity to purchase up to 250,000 shares of Common Stock of the Company under our 1997 Stock Option Plan (the “Plan”) at the closing fair market value of the Company’s Common Stock at the end of business on your first day of employment, June 2, 2003. The shares you will be given the opportunity to purchase will vest at the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and an additional 1/48 of the total number of shares per month thereafter, so long as you remain employed by the Company. The grant of such options by the Company is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific opotion grant to you will be provided shortly after you commence employment.

7. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an “at-will” employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future. Any modification or change in your “at will” employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company.

8. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

Joseph H. Smith

Employment Offer

9. Insider Trading Policy. Your continued employment is also contingent upon reading and signing the enclosed Insider Trading Policy.

10. Acceptance. This offer will remain open until June 6, 2003. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/  John L. Bishop

John L. Bishop

CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Joseph H. Smith	Date signed:	6/5/03
Joseph H. Smith

6/02/03
Start Date